UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 8, 2025

WOLFSPEED, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-40863	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham	North Carolina	27703
(Address of principal executive offices)		(Zip Code)

(919) 407-5300
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.00125 par value	WOLF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mark Jensen and Paul Walsh as Directors

On May 8, 2025, the Board of Directors (the “Board”) of Wolfspeed, Inc. (the “Company”) elected each of Mark Jensen and Paul V. Walsh, Jr. as a member of the Board and appointed each of Mr. Jensen and Mr. Walsh as a member of the Audit Committee, with such appointments effective immediately.

Mr. Jensen, age 75, served as an executive of Deloitte & Touche LLP until his retirement in June 2012. He held a variety of positions, including U.S. Managing Partner-Audit and Enterprise Risk Services, Technology Industry and U.S. Managing Partner-Venture Capital Services Group. Prior to joining Deloitte & Touche LLP, Mr. Jensen was the Chief Financial Officer of Redleaf Group, and, earlier in his career, Mr. Jensen was an executive at the accounting firm Arthur Anderson LLP, serving as the Managing Partner of the firm’s Silicon Valley Office and leader of the firm’s Global Technology Industry Practice. Mr. Jensen has served on the board of directors of Lattice Semiconductor Corporation (Nasdaq: LSCC) since June 2013 and 23andMe Holding Co. since 2024. Mr. Jensen also served on the board of directors of Exabeam, Inc. from 2022 to 2024, Unwired Planet, Inc. (formerly Openwave Systems Inc.) from 2012 to 2015, Control4 Corporation from 2015 to 2019, and ForeScout Technologies, Inc. from 2013 to 2020. Mr. Jensen’s qualifications to serve as a director include his financial and corporate governance experience at various companies in the technology sector.

Mr. Walsh, age 60, served as Chief Financial Officer, Senior Vice President and Treasurer at Allegro MicroSystems, Inc. (Nasdaq: ALGM), a global semiconductor company that designs and manufactures advanced sensor and power management integrated circuits for the automotive and industrial end markets, from 2014 until his retirement in 2022. Prior to joining Allegro, Mr. Walsh served as the Chief Financial Officer and Senior Vice President of Rocket Software, Inc., a global software development firm, from 2013 to 2014. From 2004 to 2013, he served in several financial leadership roles at Silicon Laboratories Inc. (Nasdaq: SLAB), a global technology company that designs and manufactures semiconductors, including as Chief Financial Officer and Senior Vice President from 2011 to 2013 and Chief Accounting Officer and Vice President of Finance from 2006 to 2011, among other roles. Mr. Walsh has served on the board of directors of Semtech Corp. (Nasdaq: SMTC) since 2023 and Kopin Corp. (Nasdaq: KOPN) since 2024. Mr. Walsh also served on the board of directors of Nitero, Inc. from 2012 to 2015 and Grande Communications Networks, LLC from 2007 to 2010. Mr. Walsh’s qualifications to serve as a director include his extensive operational and financial leadership experience at multiple companies and more than 30 years in the semiconductor industry.

The Company will compensate Messrs. Jensen and Walsh for their service as directors in accordance with the Company’s Schedule of Compensation of Non-Employee Directors (the “Schedule”) filed as Exhibit 10.1 and incorporated herein by reference. Each of Messrs. Jensen and Walsh will receive a cash retainer in advance at the quarterly rate of $16,250 for service as a member of the Board and $3,750 for service as a member of the Audit Committee. Messrs. Jensen and Walsh will be paid a portion of the retainer for the Company’s fourth quarter, prorated based on the number of days remaining in the Company’s fourth quarter. In addition, Messrs. Jensen and Walsh will each receive an additional quarterly fee of $50,000 in cash, which fee shall be earned on the first day of each fiscal quarter (or the date of election to the Board for the applicable fiscal quarter during which Messrs. Jensen and Walsh were elected, prorated as applicable for such quarter based on the number of days remaining in the quarter).

In connection with their election, Messrs. Jensen and Walsh will enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated October 25, 2010, as filed with the Securities Exchange Commission on October 29, 2010, and is incorporated by reference herein.

There are no arrangements or understandings pursuant to which Messrs. Jensen and Walsh were appointed as directors. Messrs. Jensen and Walsh are not party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Board determined that each of Mr. Jensen and Mr. Walsh satisfies the New York Stock Exchange definition of “independent director.”

Departure of Stacy J. Smith

On May 8, 2025, Stacy J. Smith, a member of the Board, notified the Company of his decision to not stand for reelection at the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and to resign from the Board prior to the 2025 Annual Meeting. Mr. Smith’s decision to resign was not the result of any disagreement with the Company on any matter.

A copy of the Company’s press release announcing the election of Messrs. Jensen and Walsh and Mr. Smith’s decision to not stand for reelection is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit

10.1	Schedule of Compensation of Non-Employee Directors
99.1	Press release dated May 9, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOLFSPEED, INC.

By:	/s/ Melissa Garrett
Melissa Garrett
Senior Vice President and General Counsel

Date: May 9, 2025